                 AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

                                  by and among:

                               SVI Holdings, Inc.,
                              a Nevada corporation;

             Applied Retail Solutions, Inc., a Delaware corporation;

                         Applied Retail Solutions, Inc.,
                          a California corporation; and

               the Shareholders of Applied Retail Solutions, Inc.
                             named in this Agreement

                            Dated as of July 1, 1998

                 AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

         THIS AGREEMENT OR MERGER AND PLAN OF REORGANIZATION (this "Agreement") is entered into as of July 1, 1998 (the "Effective Date"), by and among SVI Holdings, Inc., a Nevada corporation ("SVI"), Applied Retail Solutions, Inc., a Delaware corporation ("Merger Sub"), Applied Retail Solutions, Inc., a California corporation ("ARS"), Sam Pickard ("Pickard") and Larry Lahodny ("Lahodny") (collectively, the "Shareholders"). Certain other capitalized terms used in this Agreement are defined in attached Exhibit A.

                                    RECITALS

         A. The Shareholders own all outstanding shares of capital stock of ARS (the "ARS Securities").

         B. Under the terms and subject to the conditions of this Agreement, SVI, Merger Sub, ARS and the Shareholders intend to enter into a business combination transaction such that ARS merges with and into a wholly-owned subsidiary of SVI, Merger Sub.

         C. The Boards of Directors of ARS and SVI (i) have determined that the Merger (as defined in Section 1.2 below) is consistent with, and in furtherance of, their respective long-term business strategies and fair to, and in the best interest of, their respective stockholders and (ii) have approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

         D. The Board of Directors of Merger Sub has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

         E. The parties to this Agreement (the "Parties") intend, by executing this Agreement to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

         F. The Parties desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the transactions contemplated hereby.

                                    AGREEMENT

         NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and mutual covenants set forth in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1  THE MERGER.

         1.1 CLOSING. The closing (the "Closing") of the merger of ARS with and into Merger Sub shall take place at the office of SVI's counsel, Solomon Ward Seidenwurm & Smith, LLP, 401 B Street, Suite 1200, San Diego, California, concurrently with the execution of this Agreement (the "Closing Date"). As between the Parties, risk of loss and the benefits of ownership of the consideration shall be transferred as of the Effective Date, notwithstanding any delay in completing the ministerial act of filing the Certificate of Merger as contemplated in Section 1.3 below.

         1.2 THE MERGER. As of the Effective Date (as defined below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of California General Corporation Law ("California Law") and Delaware law, ARS shall be merged with and into Merger Sub (the "Merger"), the separate corporate existence of ARS shall cease and Merger Sub shall continue as the surviving corporation but with the legal name "Applied Retail Solutions, Inc." Merger Sub as the surviving corporation after the Merger is sometimes referred to as the "Surviving Corporation."

         1.3 EFFECTIVE DATE; CLOSING. Subject to the provisions of this Agreement, the Parties shall cause the Merger to be completed by filing a Certificate of Merger of Applied Retail Solutions, Inc., a California corporation and Applied Retail Solutions, Inc., a Delaware corporation with the Secretary of State of the States of Delaware, California and, if necessary, Nevada, in accordance with applicable law in the form attached as Exhibit B (the "Certificate of Merger").

         1.4 EFFECT OF THE MERGER. At the Effective Date, the effect of the Merger shall be provided in this Agreement and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Date all the property, rights, privileges, powers and franchises of ARS and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of ARS and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.5 ARTICLES OF INCORPORATION; BYLAWS.

             (a) At the Effective Date, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Date, shall be the Articles of Incorporation of the Surviving Corporation.

             (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Date, shall be, at the Effective Date, the Bylaws of the Surviving Corporation until thereafter amended.

         1.6 OFFICERS AND DIRECTORS. The officers and directors of the Surviving Corporation as of the Effective Date are listed on attached Exhibit C.

         1.7 EFFECT ON CAPITAL STOCK. At the Effective Date, by virtue of the Merger and without any action on the part of Merger Sub, ARS or the holders of any of the securities described below; each share of common stock of the ARS Securities issued and outstanding immediately prior to the Effective Date will be automatically converted into the right to receive a pro rata portion of the Merger Consideration (as defined in Section 1.8 below) in accordance with the Schedule of Shareholders set forth on attached Exhibit D (the "Schedule").

         1.8 MERGER CONSIDERATION. The merger consideration ("Merger Consideration") payable by SVI at Closing shall be as follows:

             (a) One million (1,000,000) shares of common stock of SVI (the "Consideration Shares") to be delivered at the Closing in accordance with the Schedule. Five hundred thousand (500,000) Consideration Shares (the
"Escrowed Shares") shall be held in escrow pursuant to Section 1.15 below, pending computation of the Adjustment Amount in accordance with Sections 1.12 and 1.13 below. The Consideration Shares and any other SVI shares to be issued, if any under this Agreement, shall not be transferable for a period of one year from the Closing and shall thereafter not be transferable except upon the conditions specified in this Section 1.8, which conditions are intended to ensure compliance with the provisions of this Agreement, the Securities Act and other applicable laws. Each certificate representing any shares of the Consideration Shares shall be stamped with a legend in the following form (in addition to any legend required under applicable state securities laws):

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, HYPOTHECATED OR TRANSFERRED UNLESS (i) SUCH SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION IS MADE (a) IN CONFORMITY WITH THE REQUIREMENTS OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933 (the "Act"), OR
         (b) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN APPROPRIATE EXEMPTION FROM REGISTRATION, AND (ii) THE HOLDER OF THE SHARES DELIVERS TO SVI HOLDINGS, INC., A NEVADA CORPORATION, A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO SVI IN FORM AND SUBSTANCE, THAT SUCH SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION UNDER THE ACT."

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS UPON AND OBLIGATIONS WITH RESPECT TO TRANSFER AS SET FORTH IN AN AGREEMENT OF MERGER AND PLAN OF REORGANIZATION BETWEEN SVI HOLDINGS, INC. AND THE REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION."

ARS shall cause any permitted transferee hereunder to agree to take and hold the Consideration Shares subject to the provisions and upon the conditions specified in this Section 1.8. Similar stop-transfer notices shall be entered on the stock transfer books of SVI.

             (b) In addition to the Consideration Shares described in Section
1.12 below, the Shareholders shall be entitled to receive additional consideration for the Merger if the Adjustment Amount determined in accordance with Sections 1.12 and 1.14 below is a positive number.

         1.9 SURRENDER OF CERTIFICATES; DELIVERY OF MERGER CONSIDERATION. At the Closing (a) the Shareholders shall deliver to SVI the certificates representing the ARS Securities (the "Certificates"), and (b) SVI shall deliver to the Shareholders the Merger Consideration due at Closing in accordance with the Schedule.

         1.10 TAX CONSEQUENCES. It is intended by each of the Parties that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code, and each of the Parties will use its commercially reasonable efforts to cause the Merger to be treated as such a reorganization. The Parties adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. Each party shall seek the advice of such party's counsel or financial advisor regarding the ability of the Merger to qualify as such a reorganization.

         1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of ARS and Merger Sub, the Shareholders and officers and directors of ARS and Merger Sub will, at the Shareholders' expense, take all such lawful and necessary action. SVI shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated thereby.

         1.12 ADJUSTMENT AMOUNT.

             (a) The "Adjustment Amount" shall be the result obtained (expressed in dollars) by adding (x) representing Post-Closing Profits (as defined below) to (y) representing Run Time Fees (as defined below) and subtracting $750,000 from the sum of (x) plus (y). Expressed mathematically, the Adjustment Amount equals (x) + (y) - $750,000.

             (b) The term "Post-Closing Profits" shall mean the Net Profits of ARS and the Surviving Corporation for the 12-month period ended March 31, 1999 computed in accordance with GAAP (except as specified in this Section 1.12(b)) less the amount of federal and California state income taxes ("Taxes") payable by the Surviving Corporation with respect to such Net Profits. In determining "Net Profits" of ARS and the Surviving Corporation and taxes on such Net Profits, the following rules shall apply:

                     (i) Only the income and expenses of ARS and the Surviving Corporation shall be considered, and no income or expenses of any member of the consolidated group of which the Surviving Corporation is a member shall be taken into account.

                     (ii) No deduction shall be taken for depreciation or amortization of any intangible assets (including, without limitation, any non-compete agreements and the amount of $2 million in the aggregate payable to the Shareholders under their respective Employment Agreements) or goodwill of ARS acquired by the Surviving Corporation in connection with the Merger.

                     (iii) No deduction shall be taken for the $73,995 paid or payable by ARS or the Surviving Corporation to former holders of stock options with respect to ARS stock.

                     (iv) No deduction shall be taken with respect to the fees and costs incurred by ARS and/or the Surviving Corporation for accounting expenses in connection with the audits prepared by ARS for the years ended March 31, 1996, March 31, 1997 and March 31, 1998 or for the fees of legal counsel incurred by ARS and/or the Shareholders and the Surviving Corporation in connection with the Merger providing such amounts were accrued by ARS prior to the Effective Date.

                     (v) The "Taxes" on ARS' or the Surviving Corporation's Net Profits and the Run Time Fees (defined in Section 1.12(c) below) will be determined by applying to such Net Profits and Run Time Fees a tax rate which is the actual combined federal and California state income tax rates (after taking a deduction for California taxes) applicable to the taxable income of ARS or the Surviving Corporation for the year ended March 31, 1999 with respect to Net Profits and March 31, 2000 with respect to Run Time Fees.

                     (vi) Any licensing of technology to or by an Affiliate of SVI shall be paid or otherwise recognized as it would if such transaction was negotiated at arms length with a distributor having regard to the distributors contribution with respect to marketing, installation, implementation and customer support.

             (c) DEFINITION AND CALCULATION OF RUN TIME FEES. The term "Run Time Fees" means the gross amount of fees received by the Surviving Corporation from March 31, 1999 to March 31, 2000, as consideration for license agreements or similar agreements entered into by the Surviving Corporation in the normal course of business during the period between the Closing Date and March 31, 1999, less Taxes (as defined in Section 1.12(b)(v) above) with respect to such Run Time Fees providing that Run Time Fees shall not include any fees or income included in Post-Closing Profits.

         1.13 ADJUSTMENT PROCEDURES.

             (a) The Chief Financial Officer of the Surviving Corporation, under the supervision and direction of Larry Lahodny and Sam Pickard, shall make the computations of both Post-Closing Profits and Run Time Fees. The computation of Post-Closing Profits shall be made as soon as possible after March 31, 1999, and in no event later than May 31, 1999, and the computation of Run Time Fees shall be made as soon as possible after March 31, 2000, but in no event later than May 31, 2000. The calculations of Post-Closing Profits and Run Time Fees shall be submitted to SVI's certified public accountants (the "Accountants") together with the Surviving Corporation Chief Financial Officer's work papers and other documents utilized in making the computations of Post-Closing Profits and Run Time Fees.

             (b) The Accountants shall have 60 days after receipt of the computation of the Post-Closing Profits or the Run Time Fees, as the case may be, to audit such computations. No later than 60 days after the receipt of each such computation, the Accountants shall deliver to all parties to this Agreement a letter (the "Accountants' Letter") stating whether they agree or disagree with the computation of Post-Closing Profits or Run Time Fees, as the case may be. If the Accountants disagree with the computation of Post-Closing Profits or Run Time Fees, as the case may be, the Shareholders shall have 60 days from the day of their receipt of the Accountants' Letter within which to determine whether to accept the Accountants' conclusions, as set forth in the Accountants' Letter, or to submit the issue of calculation of Post-Closing Profits or Run Time Fees, as applicable, to a neutral independent certified public accountant (the "Neutral CPA").

             (c) If the Shareholders elect to submit the determination of Post-Closing Profits or Run Time Fees to a Neutral CPA, they will deliver notice of such election to SVI no later than 60 days after the date the Shareholders receive the Accountants' Letter. The Shareholders, on the one hand, and SVI, on the other hand, shall then immediately begin good faith negotiations in an attempt to reach agreement on the identity of the Neutral CPA. If, after negotiating for 15 days, SVI and the Shareholders have not reached agreement on the appointment of a Neutral CPA, then either the Shareholders, on one hand, or SVI, on the other hand, may petition the Presiding Judge of the Superior Court of San Diego County for the appointment of a Neutral CPA in accordance with the procedures for filing a petition to compel arbitration.

             (d) The Neutral CPA shall review Sections 1.8 and 1.12 of the Agreement, the computation of the Post-Closing Profit or Run Time Fees, as the case may be, prepared by the Chief Financial Officer of the Surviving Corporation and any comments on or objections to such computations set forth in the Accountants' Letter. The Neutral CPA may interview the Shareholders and one of the Accountants solely for the purpose of clarifying any matters that are not clear to the Neutral CPA from the documents submitted to him. The Neutral CPA will then determine whether the computation of Post-Closing Profits or Run Time Fees produced by the Chief Financial Officer of the Surviving Corporation accurately reflects the calculations required under this Section 1.13 or whether the modifications to such computations set forth in the Accountants' Letter should be adopted. The Neutral CPA shall not produce his own computations of the Post-Closing Profits or Run Time Fees, as the case may be. The Neutral CPA shall render a decision in writing regarding the computation of Post-Closing Profits or Run Time Fees, as the case may be, within 15 days after the date that the matter is first submitted to him for determination. The determination of the Neutral CPA shall be final and binding on all parties to this Agreement for all purposes in which the computation of Post-Closing Profits and/or Run Time Fees is relevant.

         1.14 IMPLEMENTATION OF ADJUSTMENTS RESULTING FROM ADJUSTMENT AMOUNT CALCULATION.

             (a) After the Adjustment Amount is determined in the manner set forth above, written notice of the Adjustment Amount shall be delivered by the Chief Financial Officer of the Surviving Corporation to the Escrow Agent (as defined in Section 1.15 below) under the Escrow Agreement (as defined in Section
1.15 below). The Escrow Agent shall be authorized to act with respect to the Escrowed Shares upon receipt of such written notice of the Adjustment Amount in the following manner:

                     (i) If the Adjustment Amount is a negative number, the Escrow Agent shall deliver to SVI such number of the Escrowed Shares as results from multiplying the Adjustment Amount by 2 and dividing the product of such multiplication by 4. Mathematically, this computation can be expressed as follows:

    Number of shares to be delivered to SVI = Adjustment Amount x 2/4

After the portion of the Escrowed Shares to be delivered to SVI has been computed, as set forth above, and delivered to SVI, the remaining Escrowed Shares shall be delivered to the Shareholders in the proportions set forth in the Schedule.

                     (ii) If the Adjustment Amount is zero (0) or a positive number, the Escrow Agent shall distribute all of the Escrowed Shares to the Shareholders in the proportions set forth in the Schedule. Additionally, the amount of such positive Adjustment Amount shall be multiplied by 8 to determine the additional consideration for the Merger to be paid to the Shareholders (the "Additional Consideration"). In no event, however, will the Additional Consideration exceed $2,000,000. SVI shall pay the Additional Consideration in the form of additional SVI common stock. The number of shares of SVI common stock issued to the Shareholders shall be equal to the quotient obtained by dividing the dollar amount of the Additional Consideration (to a maximum of $2 million) by the average selling price per share of SVI common stock as quoted on the American Stock Exchange for the 30-day period ending on the date that the final determination of the Additional Consideration is made. Any shares of SVI common stock received by the Shareholders as Additional Consideration shall be taken in the proportions set forth in the Schedule and shall be subject to the limitations on transfer set forth in Section 1.8(a) of this Agreement. The Shareholders' rights to receive Additional Consideration are not transferable except to a trust described in Section 1.16.

         1.15 ESCROW. SVI and ARS will enter into an escrow agreement in the form of Exhibit E (the "Escrow Agreement") under the terms of which Chicago Title Company, Park Camino Branch (the "Escrow Agent") shall hold the Escrowed Shares in Escrow pending adjustment, if any, in accordance with Sections 1.12 and 1.14 above. Under the Escrow Agreement, the Shareholders shall receive a distribution of the Escrowed Shares in an amount of shares which are equal to the dollar amount of Post-Closing Profits as determined in accordance with Sections 1.12 and 1.13 above on the basis that each dollar of Post-Closing Profits shall equal two-thirds of one Escrowed Share to be released. Such release of Escrowed Shares, if any, shall occur as soon as practicable after the Post-Closing Profits have been determined.

         1.16 SHARES HELD BY SHAREHOLDERS' TRUSTS. Any Consideration Shares, Escrowed Shares or Shares delivered pursuant to Section 1.14(b) above may, at the election of the Shareholders be delivered to a Shareholders' respective trust, the beneficiary or beneficiaries of which are himself, his spouse and/or his children. Any such transferee shall hold such Shares subject to this Agreement as it applies to the Shares of such Shareholder.

SECTION 2 REPRESENTATIONS AND WARRANTIES OF ARS AND THE SHAREHOLDERS. Except as otherwise set forth in the "ARS Disclosure Schedule," ARS and the Shareholders jointly and severally represent and warrant to SVI and Merger Sub as set forth below.

         2.1 ORGANIZATION. ARS is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has corporate power and authority to carry on its business as it is now being conducted and as it is proposed to be conducted. ARS is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or licensing necessary, except where the failure to qualify would not be material to ARS' business. The ARS Disclosure Schedule contains a true and complete list of the locations of offices or facilities of ARS and a true and complete list of all states in which ARS maintains any employees. The ARS Disclosure Schedule contains a true and complete list of all states in which ARS is duly qualified to transact business as a foreign corporation. True and complete copies of ARS' articles of incorporation and bylaws, as in effect on the date hereof and as to be in effect immediately prior to the Closing, have been provided to SVI or its Representatives.

         2.2 CAPITALIZATION.

             (a) The authorized capital stock of ARS as of the date of this Agreement consists of Five Million (5,000,000) Common Shares. As of the date of this Agreement, One Million Four Hundred Thousand (1,400,000) Common Shares of ARS stock are issued and outstanding and held of record by the Shareholders as set forth and identified in the Schedule.

             (b) All of the outstanding shares of ARS Securities have been duly authorized and are validly issued, fully paid and nonassessable. All outstanding ARS Securities were issued in compliance with applicable securities laws. Except for stock options issued to certain employees, which will be repurchased and canceled by ARS prior to the Closing, and shall be of no force and effect on Closing, and except as set forth in this Section 2.2, ARS does not have any other shares of its capital stock issued or outstanding and does not have any other outstanding subscriptions, options, warrants, rights or other agreements or commitments obligating ARS to issue shares of its capital stock or other securities.

         2.3 POWER, AUTHORITY AND VALIDITY. ARS has the corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. Each Shareholder has full power and authority to enter into this Agreement and the other Transaction Documents to which such Shareholder is a party and to carry out his or her obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents to which ARS is a party and the consummation of the transactions contemplated herein and therein have been duly authorized by the board of directors of ARS, and no other corporate Proceedings are necessary to authorize this Agreement and the other Transaction Documents. ARS is not subject to or obligated under any charter, bylaw or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by or in conflict with its executing and carrying out this Agreement and the transactions contemplated herein and under the Transaction Documents. No consent of any person who is a party to a contract which is material to ARS' business, nor consent of any governmental body, is required to be obtained on the part of ARS or the Shareholders to permit the transactions contemplated herein and to continue the business activities of ARS as previously conducted by ARS. This Agreement constitutes, and the other Transaction Documents to which ARS and/or each Shareholder is a party when executed and delivered by ARS and/or such Shareholder, as the case may be, shall constitute, valid and binding obligations of ARS and/or such Shareholder enforceable in accordance with their respective terms, subject to the laws of insolvency and bankruptcy applicable to ARS and general principles of equity.

         2.4 FINANCIAL STATEMENTS.

SVI has received copies of ARS' unaudited balance sheet as of June 30, 1998 and statements of operations and shareholders' equity for the twelve-month period then ended (collectively, the "ARS Interim Financials") and the audited balance sheets as of June 30, 1998, for the year ended October 31, 1997, for the five-month period ended March 31, 1998, and for the eight-month period ended June 30, 1998.

             (a) and statements of operations and shareholder's equity for the one-year period then-ended (collectively, the "ARS Financial Statements").

             (b) The ARS Financial Statements are complete and in accordance with the books and records of ARS and present fairly in all material respects the financial position of ARS as of their historical dates. The ARS Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") (except as set forth in any audit opinion delivered with the ARS Financial Statements and except as to year-end adjustments, which are not expected to be material) applied on a basis consistent with the periods ended June 30, 1997 and June 30, 1996. GAAP may not have been used in all prior periods. Except and to the extent reflected or reserved against in the balance sheets specified above (including the notes thereto), ARS does not have, as of the dates of such balance sheets, any liabilities or obligations (absolute or contingent) of a nature required to be or customarily reflected in a balance sheet (or the notes thereto) prepared in accordance with GAAP. The reserves, if any, reflected on the ARS Financial Statements are adequate in light of the contingencies with respect to which they are made. The statements of operations, shareholder's equity and cash flow are complete and in accordance with the books and records of ARS and present fairly the results of operations, equity transactions and changes of ARS for the periods indicated.

             (c) ARS has no debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the ARS Interim Financials, except for those (i) that may have been incurred after June 30, 1998, (ii) that are not required by GAAP to be included in a balance sheet or the notes thereto (except that ARS has not established any reserves with respect to the costs and fees associated with this Agreement and the transactions contemplated herein), or (iii) that would not individually or in the aggregate have a Material Adverse Effect. All debts, liabilities, and obligations incurred after the date of the ARS Financial Statements were incurred in the ordinary course of business, and are usual and normal in amount, both individually and in the aggregate.

             (d) The ARS Disclosure Schedule sets forth an accurate and complete breakdown and aging of all accounts receivable, notes receivable, and other receivables of ARS as of June 30, 1998. Except as set forth on the ARS Disclosure Schedule all existing accounts receivable of ARS (including those accounts receivable reflected on the ARS Interim Financials that have not yet been collected and those accounts receivable that have arisen since March 31, 1998 that have not yet been collected) (i) represent valid obligations of customers of ARS arising from bona fide transactions entered into in the ordinary course of business and (ii) are current and, to the Knowledge of ARS, no facts or circumstances exist which would provide any such customer with any counterclaim or setoff.

             (e) The inventories of materials and supplies shown on the ARS Interim Financials consist of items of a quality and quantity usable and salable in the ordinary course of business except for obsolete and slow-moving items and items below standard quality, all of which have been written down to net realizable market value or have been provided for by adequate reserves. All such items of inventory are currently the property of ARS, except for sales made in the ordinary course of business since June 30, 1998; and for each of these sales either the purchaser has made full payment or the purchaser's liability to make payment is reflected in the books of ARS. No items included in such inventories have been pledged as collateral or are held by ARS on consignment from others. The inventories shown on all balance sheets included in the ARS Interim Financials and the ARS Financial Statements are based on quantities determined by physical count or measurement and are valued at the lower of cost (determined on an average cost basis) or market value and on a basis consistent with that of prior years.

         2.5 TAX MATTERS.

             (a) ARS has fully and timely, properly and accurately filed all tax returns and reports required to be filed by it, including all federal, foreign, state and local tax returns and estimates for all years and periods (and portions thereof) for which any such returns, reports or estimates were due. All such returns, reports and estimates were prepared in the manner required by applicable law in all material respects. All income, sales, use, occupation, property or other taxes or assessments due from ARS prior to the Closing Date have been paid or will be paid on or before the Closing Date. There are no pending assessments, asserted deficiencies or claims for additional taxes that have not been paid or reserved for. The reserves for taxes, if any, reflected on the ARS Financial Statements are adequate, and there are no tax liens on any property or assets of ARS (other than liens for taxes not yet due and payable). There have been no audits or examinations of any ARS tax returns or reports by any applicable governmental agency. No facts exist which would constitute grounds for a disallowance of any deduction taken in any tax returns and reports filed by ARS. To ARS' Knowledge, no facts exist or have existed which would constitute grounds for the assessment of any penalty or any further tax liability beyond that shown on the respective tax reports, returns or estimates. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, foreign, state or local tax return or report for any period.

             (b) All taxes which ARS has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.

             (c) ARS is not a party to any tax-sharing agreement or similar arrangement with any other party.

             (d) At no time has ARS been included in the federal consolidated income tax return of any affiliated group of corporations.

             (e) ARS will not be required to include any adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481(c) of the Code or any provision of the tax laws of any jurisdiction requiring tax adjustments as a result of a change in method of accounting implemented by ARS prior the Closing Date for any tax period (or portion thereof) ending on or before the Closing Date or pursuant to the provisions of any agreement entered into by ARS prior to the Closing Date with any taxing authority with regard to the tax liability of ARS for any tax period (or portion thereof) ending on or before the Closing Date.

             (f) ARS is not currently under any contractual obligation to pay to any Governmental Body any tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any tax, other than pursuant to this Agreement.

         2.6 ARS PROJECTIONS. Section 2.6 of the ARS Disclosure Schedule itemizes the projections of ARS regarding all quotations, commitments or proposals (including, without limitation, development projects) made by ARS which may result in future sales. All orders that have been accepted by the Company will be satisfied in the normal course of business.

         2.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. From June 30, 1998, to the date of this Agreement:

             (a) there has not been any Material Adverse Change in ARS' financial condition or in the operations of ARS' business, prospects, condition, assets or income and no event has occurred or circumstance exists that may result in such a Material Adverse Change;

             (b) there has not been any Material Adverse Change in its balance sheet (with the ARS Financial Statements and any subsequent balance sheet analyzed as if each had been prepared according to GAAP exclusive of footnotes and year-end adjustments), and including but not limited to cash distributions or material decreases in the net assets of ARS;

             (c) there has not been any damage, destruction or loss of property of ARS, whether or not covered by insurance, in an aggregate amount in excess of Ten Thousand Dollars ($10,000);

             (d) no grant or agreement to make any increase in the compensation payable or to become payable by ARS to its officers or employees, has been made except those occurring in the ordinary course of business;

             (e) no dividend or other distribution has been declared, set aside or paid on or in respect of the capital stock of ARS, nor has any direct or indirect redemption, retirement, purchase or other acquisition by ARS of such shares occurred except for repurchase of options granted to employees of ARS for total consideration of $73,995, which will be repurchased and canceled by ARS prior to the Closing, and shall be of no force and effect on Closing;

             (f) ARS has not issued any shares of capital stock of ARS or any warrants, rights, options or entered into any commitment relating to the shares of ARS;

             (g) ARS has not made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein except for audit of statements for periods ended June 30, 1998, June 30, 1997 and June 30, 1996;

             (h) ARS has not sold, leased, abandoned or otherwise disposed of any real property or any machinery, equipment or other operating property other than in the ordinary course of business;

             (i) ARS has not sold, assigned, transferred, licensed or otherwise disposed of any Patent, trademark, trade name, brand name, Copyright (or pending application for any Patent, trademark or Copyright), invention, work of authorship, process, know-how, formula or Trade Secret or interest thereunder or other intangible asset, except in the ordinary course of its business;

             (j) ARS has not been involved in any Proceeding or received any threat of Proceedings involving any employee which may result in a material liability to ARS;

             (k) ARS has not engaged in any activity or entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure), in either case, other than in the ordinary course of business;

             (l) ARS has not incurred any liabilities, contingent or otherwise, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for (i) liabilities identified as such in the of the ARS Interim Financials, (ii) accounts payable, accrued taxes or accrued salaries that have been incurred by ARS since March 31, 1998 in the ordinary course of business and consistent with ARS' past practices, (iii) liabilities which individually or in the aggregate would not have a Material Adverse Effect, and (iv) liabilities in
Section 2.7 (l) of the ARS Disclosure Schedule;

             (m) ARS has not permitted or allowed any of its material property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except those permitted under Section
2.8 hereof, other than any purchase money security interests incurred in the ordinary course of business;

             (n) ARS has not made any capital expenditure or commitment for additions to property, plant or equipment individually in excess of Ten Thousand Dollars ($10,000), or in the aggregate, in excess of Fifty Thousand Dollars ($50,000);

             (o) ARS has not paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of its officers, directors or shareholders or, to ARS' Knowledge, any Affiliate or associate of any of the foregoing except that ARS has paid salaries to its officers in the normal course of business;

             (p) ARS has not amended or terminated any agreement which, if not so amended or terminated, would be required to be disclosed on the ARS Disclosure Schedule;

             (q) ARS has not agreed to take any action described in this Section
2.7 or outside of its ordinary course of business or which would constitute a breach of any of the representations contained in this Agreement; or

             (r) change in ARS' authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of ARS; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by ARS of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

             (s) payment or increase by ARS of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar contract with any director, officer, or employee;

             (t) entered into, terminated, or received notice of termination of
(i) any license, distributorship, dealer, sales Representative, joint venture, credit, or similar agreement, or (ii) any contract or transaction involving a total remaining commitment by or to ARS of at least $5,000.

         2.8 TITLE AND RELATED MATTERS. ARS has good and marketable title to all the properties, interests in properties and assets, real and personal, tangible and intangible, reflected in the ARS Financial Statements or acquired after the date of the ARS Financial Statements (except properties, interests in properties and assets sold or otherwise disposed of since the date of the ARS Financial Statements in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) brokers' fees and expenses and (iii) liens which in the aggregate do not secure more than Ten Thousand Dollars ($10,000) in liabilities. All real or personal property leases to which ARS is a party are, to ARS' Knowledge, valid, binding, enforceable and effective in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies. There is not under any of such leases any existing default by ARS or event of default or event which, with notice or lapse of time or both, would constitute a default. The ARS Disclosure Schedule contains a listing of all real and personal property leased or owned by ARS, describing ARS' interest in said property. True and correct copies of ARS' leases have been provided to SVI or its Representatives.

         2.9 CONDITION AND SUFFICIENCY OF ASSETS. The leased space occupied by ARS and the equipment of ARS are in good operating condition and repair, and are adequate for the uses to which they are being put, and such leased space or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The leased space and equipment of ARS are sufficient for the continued conduct of ARS' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

         2.10 PROPRIETARY RIGHTS AND WARRANTY CLAIMS.

             (a) PROPRIETARY ASSETS. The term "Proprietary Assets" includes:

                     (i) the names, "ARS" and "Applied Retail Solutions," all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

                     (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

                     (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights");

                     (iv) all rights in mask works (collectively, "Rights in Mask Works"); and all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by ARS as licensee or licensor.

             (b) AGREEMENTS. ARS is not a party to any Contracts relating to the Proprietary Assets, except for licenses of ARS software products described in
Part 2.10(b) of the ARS Disclosure Schedule and any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000 under which ARS is the licensee. There are no outstanding and, to ARS' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

             (c) KNOW-HOW NECESSARY FOR THE BUSINESS.

                     (i) The Proprietary Assets are all those necessary for the operation of ARS' businesses as they are currently conducted. ARS is the owner of all right, title, and interest in and to each of the Proprietary Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Proprietary Assets.

                     (ii) Except as set forth in Part 2.10(c)(ii) of the ARS Disclosure Schedule, all former and current employees of ARS have executed written contracts with ARS that assign to ARS all rights to any Proprietary Rights, inventions, improvements, discoveries, or information relating to the business of ARS. No employee of ARS has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than ARS.

             (d) PATENTS.

                     (i) ARS has no patents as owner or licensee.

                     (ii) To ARS' Knowledge, there is no potentially interfering patent or patent application of any third party.

                     (iii) None of the products manufactured and sold, nor any process or know-how used, by ARS infringes or is alleged to infringe any patent or other proprietary right of any other person.

             (e) TRADEMARKS.

                     (i) Part 2.10(e)(i) of the ARS Disclosure Schedule contains a complete and accurate list and summary description of all Marks.

                     (ii) No Marks have been registered with the United States Patent and Trademark Office.

                     (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to ARS' Knowledge, no such action is Threatened with the respect to any of the Marks.

                     (iv) To ARS' Knowledge, there is no potentially interfering trademark or trademark application of any third party.

                     (v) No Mark is infringed or, to ARS' Knowledge, has been challenged or threatened in any way. None of the Marks used by ARS infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

             (f) COPYRIGHTS.

                     (i) Part 2.10(f)(i) of the ARS Disclosure Schedule contains a complete and accurate list and summary description of all Copyrights. ARS is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                     (ii) All Copyrights are currently valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

                     (iii) No Copyright is infringed or, to ARS' Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                     (iv) No former or current employee or independent contractor of ARS has: (a) claimed any interest in any Proprietary Asset, including without limitation any software used or produced by ARS, or (b) has any basis for asserting such claim.

             (g) TRADE SECRETS.

                     (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full use without reliance on the Knowledge or memory of any individual.

                     (ii) ARS has taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

                     (iii) ARS has an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public Knowledge or literature, and, to ARS' Knowledge, have not been used, divulged, or appropriated either for the benefit of any person (other than one or more customers of ARS) or to the detriment of ARS. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

         2.11 EMPLOYEE BENEFIT PLANS.

             (a) As used in this Section 2.11, the following terms have the meanings set forth below.

         "COMPANY PLAN" means all plans as given the meaning in ERISA ss. 3(3) of which ARS is or was a Plan Sponsor, or to which ARS otherwise contributes or has contributed, or in which ARS otherwise participates or has participated.

         "MULTI-EMPLOYER PLAN" has the meaning given in ERISA ss. 3(37)(A).

         "OTHER BENEFIT OBLIGATIONS" means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are plans as given the meaning in ERISA ss. 3(3) and which are owned, adopted or followed by ARS. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of Code ss. 132.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "PENSION PLAN" has the meaning given in ERISA ss. 3(2)(A).

         "PLAN SPONSOR" has the meaning given in ERISA ss. 3(16)(B).

         "QUALIFIED PLAN" means any Company Plan that meets or purports to meet the requirements of Code ss. 401(a).

         "TITLE IV PLANS" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. ss. 1301 et seq., other than Multi-Employer Plans.

         Except as provided in the following sentence, ARS has no current or prior Company Plan, Multi Employer Plan, Other Benefit Obligations, PBGC, Pension Plan, Plan Sponsor, Qualified Plan or Title IV Plans. ARS maintains only a 401k plan, which is administered by the Principal Financial Group, a Blue Shield Medical Insurance Plan and a Company insured Dental Plan.

         2.12 BANK ACCOUNTS. The ARS Disclosure Schedule sets forth the names and locations of all banks, savings and loan associations, and other financial institutions at which ARS maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

         2.13 CONTRACTS.

             (a) The ARS Disclosure Schedule identifies each material license agreement, development agreement, manufacturing and supply agreement, sales representative agreement, distribution agreement, and OEM agreement to which ARS is a party.

             (b) Except as set forth in Section 2.13(b) of the ARS Disclosure Schedule,

                     (i) ARS has no agreements, contracts or commitments that call for prospective fixed and/or contingent payments or expenditures by or to ARS of more than Ten Thousand Dollars ($10,000) other than salespersons commission agreements entered into in the ordinary course of business concerning the sale of ARS Products;

                     (ii) There are no outstanding sales contracts, commitments or proposals (including, without limitation, development projects) of ARS that ARS currently expects to result either individually or in the aggregate in any material loss to ARS upon completion or performance thereof;

                     (iii) ARS has no outstanding agreements, contracts or commitments with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than ninety days and without liability, commission, penalty or premium exceeding Five Thousand Dollars ($5,000) in any single instance or Twenty Thousand Dollars ($20,000) in the aggregate;

                     (iv) ARS has no currently effective collective bargaining or union agreements, contracts or commitments;

                     (v) ARS is not restricted by agreement from competing with any person or from carrying on its business anywhere in the world;

                     (vi) ARS is under no liability or obligation, and no such outstanding claim has been made, with respect to the return to ARS of inventory or merchandise in the possession of wholesalers, distributors, retailers, or other customers, except such liabilities, obligations and claims as, in the aggregate, do not exceed the reserves therefor set forth in the ARS Financial Statements;

                     (vii) ARS has not guaranteed any obligations of other persons or made any agreements to acquire or guarantee any obligations of other persons; and

                     (viii) ARS has no outstanding loan or advance to any person; nor is it party to any line of credit, standby financing, revolving credit or other similar financing arrangement of any sort which would permit the borrowing by ARS of any sum not reflected in the ARS Financial Statements.

             (c) The ARS Disclosure Schedule lists all agreements pursuant to which ARS has agreed to (i) manufacture for, or supply to, any third party any ARS Products or components thereto or, (ii) purchase materials or supplies from third parties, in either case requiring, or expected to require, payments of Twenty-Five Thousand Dollars ($25,000) or more over the life of any such agreement. The ARS Disclosure Schedule also lists each vendor which is the sole source for any product or component included in the ARS Products which ARS believes is not readily available from other sources.

             (d) ARS has made available to SVI or its Representatives accurate and complete copies of all written contracts described in this Section 2.13, including all amendments thereto. ARS has not entered into any material oral contracts. Each contract described in this Section 2.13 (a "Material Contract") is valid and in full force and effect, and to the Knowledge of ARS is enforceable by ARS in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and
(ii) rules of law governing indemnification, specific performance, injunctive relief and other equitable remedies. No such contract, agreement or instrument contains any liquidated damages, penalty or similar provision. To ARS' Knowledge, no party to any such contract, agreement or instrument intends to cancel, withdraw, modify or amend such contract, agreement or instrument.

             (e) Except as set forth in Section 2.13 of the ARS Disclosure
Schedule:

                     (i) ARS has not violated or breached, or committed any default under, any Material Contract, and, to ARS' Knowledge, no other Person has violated or breached, or committed any default under, any Material Contract, which violation, breach or default would individually or in the aggregate have a Material Adverse Effect; and

                     (ii) No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract or
(D) give any Person the right to cancel, terminate or modify any Material Contract, other than such violations, breaches, defaults, exercises, accelerations, cancellations, terminations or modifications which individually or in the aggregate would have a Material Adverse Effect.

         2.14 ORDERS, COMMITMENTS AND RETURNS. All accepted and unfilled orders entered into by ARS for the sale, license, or lease or other disposition by ARS of its products, and all agreements, contracts, or commitments for the purchase of supplies by ARS, were made in the ordinary course of business. No outstanding material purchase or outstanding lease commitment of ARS is in excess of the normal, ordinary and usual requirements of its business or was made at a price (on both a per unit and aggregate basis) in excess of the current market price at the time made, or contains terms and conditions materially more onerous to ARS than those usual and customary in the industry.

         2.15 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATION.

             (a) Except as set forth in Part 2.15 of the ARS Disclosure
Schedule:

                     (i) ARS is, and at all times since June 30, 1998 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                     (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by ARS of, or a failure on the part of ARS to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of ARS to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                     (iii) ARS has not received, at any time since June 30, 1998, any notice or other communication (whether oral or written) from any Governmental Body or any other person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of ARS to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

             (b) ARS requires and therefore has no Governmental Authorizations that are applicable to the business of, or to any of the assets owned or used by, ARS.

         2.16 LABOR MATTERS.

             (a) ARS is not engaged in any unfair labor practice and is not in violation of any applicable laws relating to employment and employment practices, terms and conditions of employment, and wages and hours.

             (b) There is no unfair labor practice complaint against ARS pending or threatened before the National Labor Relations Board or other Governmental Body.

             (c) There is no strike, labor dispute, slowdown, or stoppage pending or threatened against ARS.

             (d) No union representation question with respect to the employees of ARS has been made known to ARS and, to ARS' Knowledge, no union organizing activities are taking place.

             (e) No grievance or arbitration Proceeding arising out of or under any collective bargaining agreement is pending and to ARS' Knowledge no claims therefor exist.

             (f) No agreement that is binding on ARS restricts it from relocating or closing any of its operations.

             (g) ARS has not experienced any work stoppage or other labor difficulty.

             (h) There is and has not been any claim against ARS based on actual or alleged wrongful termination or on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortious conduct, nor to ARS' Knowledge, is there any reasonable basis for any such claim.

                     (i) ARS is not aware of any key ARS employee who intends to terminate his or her employment with ARS.

         2.17 TRADE REGULATION. ARS has not terminated its relationship with or refused to ship ARS Products to any dealer, distributor, OEM, third party marketing entity or customer which had theretofore paid or been obligated to pay ARS in excess of Ten Thousand Dollars ($10,000) over any consecutive twelve (12) month period. No claims against ARS have been communicated or threatened to ARS with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and to ARS' Knowledge, no specific situation, set of facts, or occurrence provides a reasonable basis for any such claim.

         2.18 INSIDER TRANSACTIONS. No Affiliate of ARS has any interest in (i) any equipment or other material property, real or personal, tangible or intangible, including, without limitation, any Proprietary Asset, used in connection with or pertaining to the business of ARS or, (ii) any creditor, supplier, customer, manufacturer, agent, Representative, or distributor of ARS Products; PROVIDED, HOWEVER, that no such Affiliate or other person shall be deemed to have such an interest solely by virtue of (a) the ownership of less than one percent (1%) of the outstanding stock or debt securities of any publicly-held company whose stock or debt securities are traded on a recognized stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System, or (b) such person's status as a general or limited partner of a venture capital or similar fund, which fund is also a holder of the securities of such creditor, supplier, customer, manufacturer, agent, Representative or distributor.

         2.19 EMPLOYEES.

             (a) Part 2.19 of the ARS Disclosure Schedule contains a complete and accurate list of the following information for each employee or director of the ARS, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since June 30, 1998; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the ARS' pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

             (b) No employee or director of ARS is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of ARS, or (ii) the ability of ARS to conduct its business, including any Proprietary Rights Agreement with ARS by any such employee or director. To ARS' Knowledge, no director, officer, or other key employee of ARS intends to terminate his employment with ARS.

             (c) ARS has no former employees who retired.

         2.20 INSURANCE.

             (a) ARS has delivered to SVI:

                     (i) true and complete copies of all policies of insurance to which ARS is a party or under which ARS, or any director of ARS, is or has been covered at any time within the 3 years preceding the date of this Agreement;

                     (ii) for the three-year period preceding the Closing ARS has had no claim or any occurrence permitting a claim under any policy of insurance;

                     (iii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by ARS; and

                     (iv) all obligations of ARS to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

             (b) Except as set forth in Part 2.20(b) of the ARS Disclosure
Schedule:

                     (i) All policies to which ARS is a party or that provide coverage to either ARS, or any director or officer of ARS:

                              (1) are valid, outstanding, and enforceable;

                              (2) are issued by an insurer that is financially
sound and reputable;

                              (3) taken together, provide adequate insurance
coverage for the assets and the operations of ARS for all risks;

                              (4) are sufficient for compliance with all Legal
Requirements and Contracts to which ARS is a party or by which any of them is bound;

                              (5) will continue in full force and effect
following the consummation of the Contemplated Transactions; and

                              (6) do not provide for any retrospective premium
adjustment or other experienced-based liability on the part of ARS.

                     (ii) Neither SVI nor ARS has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                     (iii) ARS has paid all premiums due, and have otherwise performed all of its respective obligations, under each policy to which ARS is a party or that provides coverage to ARS or director thereof.

                     (iv) ARS has given notice to the insurer of all claims that may be insured thereby.

         2.21 LEGAL PROCEEDINGS; ORDERS.

             (a) Except as set forth in Part 2.21 of the ARS Disclosure Schedule, there is no pending Proceeding:

                     (i) that has been commenced by or against ARS or that otherwise relates to or may affect the business of, or any of the assets owned or used by, ARS; or

                     (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and its exhibits.

                     (iii) to the Knowledge of ARS, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. ARS has delivered to SVI copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 2.21 of the ARS Disclosure Schedule. The Proceedings listed in Part 2.21 of the ARS Disclosure Schedule will not have a material adverse effect on the business, operations, assets, condition, or prospects of ARS.

             (b) Except as set forth in Part 2.21 of the ARS Disclosure
Schedule:

                     (i) there is no Order to which ARS, or any of the assets owned or used by ARS, is subject;

                     (ii) SVI is not a subject to any Order that relates to the business of, or any of the assets owned or used by, ARS; and

                     (iii) to the Knowledge of ARS, no officer, director, agent, or employee of ARS is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of ARS.

             (c) Except as set forth in Part 2.21 of the ARS Disclosure
Schedule:

                     (i) ARS is, and at all times since June 30, 1998 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                     (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which ARS, or any of the assets owned or used by ARS, is subject; and

                     (iii) ARS has not received, at any time since June 30, 1998, any notice or other communication (whether oral or written) from any Governmental Body or any other person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which ARS, or any of the assets owned or used by ARS, is or has been subject.

         2.22 SECTION 341(F)(2). ARS has not, with regard to any property or assets held, acquired or to be acquired by it, at any time, filed a consent to the application of Section 341(f)(2) of the Code nor will any such consent be filed before the Closing.

         2.23 SUBSIDIARIES. ARS has no subsidiaries. ARS does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, general or limited partnership, firm, association or business organization, entity or enterprise, and ARS does not control (directly or indirectly) the management or policies of any other corporation, partnership, firm, association or business organization, entity or enterprise.

         2.24 COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS. ARS has obtained all material permits, licenses and other authorizations which are required under federal, state and local laws applicable to ARS' business and relating to pollution or protection of the environment. ARS is in material compliance with all terms and conditions of the required permits, licenses and authorizations. ARS is not aware of, nor has ARS received written notice of, any conditions, circumstances, activities, practices, incidents, or actions which might reasonably form the basis of a claim, action, suit, Proceeding, hearing, or investigation of, by, against or relating to ARS, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substance, material or waste.

         2.25 CORPORATE DOCUMENTS. ARS has furnished or made available to SVI for its examination: (i) copies of its articles of incorporation and bylaws,
(ii) its minute book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders, the board of directors and any committees thereof, (iii) any material permits, orders, and consents issued by any regulatory agency with respect to ARS, or any securities of ARS, and all applications for such permits, orders, and consents, and (iv) the stock transfer books of ARS setting forth all transfers of any capital stock. The corporate minute books, stock certificate books, stock registers and other corporate records of ARS are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance in all material respects with the laws of the applicable jurisdiction.

         2.26 NO BROKERS. Neither ARS nor the Shareholders are obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby or thereby.

         2.27 DISCLOSURE. The statements by ARS contained in this Agreement, the exhibits and schedules hereto, and the certificates or documents required to be delivered by ARS to SVI under this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

         2.28 MATERIAL CONSENTS. ARS has obtained any and all consents necessary with respect to the Material Contracts to consummate the transactions contemplated by this Agreement.

         2.29 YEAR 2000 COMPLIANCE. All express written warranties and representations made by ARS to its customers relating to Year 2000 Compliance including, without limitation, as set forth in Section 11.d) of the Applied Retail Solutions Software Development and Licensing Agreement are true and correct.

SECTION 3 REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. The Shareholders jointly and severally represent and warrant to SVI and Merger Sub as set forth below.

         3.1 OWNERSHIP OF ARS SECURITIES. The Shareholders are the sole owners of all rights, title and interest in and to the ARS Securities free and clear of all liens and claims of any third party.

         3.2 SVI SECURITIES.

             (a) The Shareholders have been advised that (i) the issuance of the Consideration Shares and the Shares, if any, to be issued as Additional Consideration under Section 1.14(b) in connection with the Merger (the "SVI Common Stock") is expected to be effected pursuant to an exemption from registration under the Act, which exemption depends upon, among other things, the bona fide nature of the Shareholders' investment intent as expressed in
Section 3.2(b) below and (ii) the resale of such shares will be subject to the restrictions set forth in Rule 144 promulgated under the Act unless otherwise transferred pursuant to an effective registration statement under the Act or an appropriate exemption from registration. Each Shareholder accordingly agrees not to sell, pledge, transfer or otherwise dispose of the SVI Common Stock issued to the Shareholders in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 144, (ii) such sale, pledge, transfer or other disposition is made (a) in conformity with the requirements of Rule 144 promulgated under the securities act of 1933 (the "Act"), or (b) pursuant to an effective registration statement under the act or an appropriate exemption from registration, and (ii) the holder of the shares delivers to SVI Holdings, Inc., a Nevada corporation, a written opinion of counsel, reasonably acceptable to SVI in form and substance, that such sale, pledge, transfer or other disposition is exempt from registration under the Act.

             (b) Each Shareholder will hold SVI Common Stock for investment for such Shareholder's own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Act.

             (c) Each Shareholder has had an opportunity to: (i) review this Agreement, the exhibits hereto, all other documents contemplated hereby, and the SEC reports (as defined in Section 4.5), including the risk factors and cautionary language contained therein; (ii) obtain legal and financial advice from experienced advisors which the Shareholder considers sufficient to evaluate the merits and risks of a prospective investment in SVI and (iii) request any additional information regarding the business and affairs of SVI as such Shareholder and the advisors of such Shareholder consider appropriate to provide a full understanding of or to evaluate the merits and risks of a prospective investment in SVI; the Shareholders have received such requested information.

SECTION 4 REPRESENTATIONS AND WARRANTIES OF SVI AND MERGER SUB. SVI and Merger Sub represent and warrant to ARS and the Shareholders that:

         4.1 ORGANIZATION AND GOOD STANDING. SVI and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of California and each of them has full power and authority to carry on its business as now conducted and as proposed to be conducted. SVI is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or licensing necessary, except where the failure to qualify would not be material to its business.

         4.2 CAPITALIZATION.

             (a) The authorized capital stock of SVI as of the date of this Agreement consists of: (i) Fifty Million (50,000,000) Common Shares and (ii) Five Million (5,000,000) Preferred Shares of SVI. As of June 30, 1998, Twenty Eight Million Two Hundred Thirty-Three Thousand Six Hundred Eighty Four (28,233,684) shares of Common Stock of SVI and no shares of preferred stock of SVI were issued and outstanding.

             (b) All of the outstanding shares of capital stock of SVI have been duly authorized and validly issued, fully paid and are nonassessable. All outstanding shares of capital stock of SVI were issued in compliance with applicable securities laws. The capital stock of SVI constituting Merger Consideration will be duly authorized, fully paid and nonassessable when issued.

         4.3 POWER, AUTHORIZATION AND VALIDITY. SVI and Merger Sub have the right, power, legal capacity and authority to enter into and perform their obligations under this Agreement and the other Transaction Documents to which they are a party. The execution and delivery of this Agreement and the other Transaction Documents have been duly and validly approved and authorized by the board of directors of SVI and Merger Sub. No authorization or approval, governmental or otherwise, is necessary in order to enable SVI or Merger Sub to enter into and to perform the terms of this Agreement or the other Transaction Documents on their part to be performed, except for (i) the filing of appropriate documents with the relevant authorities of other states, if any, in which SVI and Merger Sub are qualified to do business, and (ii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which SVI or any of SVI's subsidiaries or Merger Sub conducts any business or owns any property or assets. This Agreement is, and the other Transaction Documents when executed and delivered by SVI and Merger Sub shall be, the valid and binding obligations of SVI and Merger Sub enforceable in accordance with their respective terms.

         4.4 NO VIOLATION OF EXISTING AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with, or result in a material breach or violation of, any provision of SVI's or Merger Sub's articles of incorporation, and bylaws as currently in effect, any instrument or contract to which SVI or Merger Sub is a party or by which either of them is bound, or to SVI's Knowledge, any federal, state or local judgment, writ, decree, order, statute, rule or regulation applicable to either of them.

         4.5 LITIGATION. Except as noted in the forms, reports and documents filed or required to be filed by SVI with the Securities and Exchange Commission (the "SEC") since December 31, 1996 other than registration statements on Form S-8 (collectively, the "SVI SEC Reports") there is no suit, action, Proceeding, claim or investigation pending or, to SVI's or Merger Sub's Knowledge, threatened against SVI or Merger Sub before any court or administrative agency which questions or challenges the validity of this Agreement or which could have a Material Adverse Effect.

         4.6 SEC FILINGS. SVI has delivered to the Shareholders all of the SVI SEC Reports. The SVI SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Act, and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SVI SEC Reports or necessary in order to make the statements in such SVI SEC Reports, in the light of the circumstances under which they were made, not misleading.

         4.7 FINANCIAL STATEMENTS. Each of the consolidated financial statements (including, in each case, any related notes) contained in the SVI SEC Reports, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-QSB promulgated by the SEC) and presented fairly, in all material respects, the consolidated financial position of SVI as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

         4.8 ARS SECURITIES. SVI and Merger Sub have had an opportunity to: (i) review this Agreement, the Exhibits and Schedules hereto, and all other documents contemplated hereby; (ii) obtain legal and financial advice from experienced advisors and (iii) request any additional information regarding the business and affairs of ARS as SVI and Merger Sub have considered appropriate to provide a full understanding of or to evaluate the merits and risks of a merger of ARS with and into Merger Sub.

SECTION 5 ITEMS TO BE DELIVERED BY SVI OR MERGER SUB AT THE CLOSING. At the Closing, in addition to the Merger Consideration SVI shall deliver each of the following:

         5.1 SVI AUTHORIZATIONS. A certificate or certificates of an executive officer of SVI attaching copies of the resolutions authorizing (a) the execution, delivery and performance of SVI's obligations under this Agreement and certifying that such resolutions have been duly and validly approved and authorized by the Board of Directors of SVI and (b) the execution, delivery and performance of Merger Subs' obligations under this Agreement and certifying that such resolutions have been duly and validly approved and authorized by the sole shareholder of Merger Sub.

         5.2 MERGER SUB AUTHORIZATIONS. A certificate of an executive officer of Merger Sub attaching copies of the resolutions authorizing the execution, delivery and performance of Merger Subs' obligations under this Agreement and certifying that such resolutions have been duly and validly approved and authorized by the Board of Directors of Merger Sub.

SECTION 6 DOCUMENTS TO BE DELIVERED BY ARS OR THE SHAREHOLDERS AT CLOSING. At the Closing, in addition to the certificates for the Common Shares ARS and the Shareholders shall deliver each of the following:

         6.1 AUTHORIZATIONS. A certificate of the Secretary of ARS attaching copies of the resolutions of ARS' Board of Directors and the Shareholders authorizing the execution, delivery and performance of this Agreement and certifying that such resolutions have been duly and validly approved and authorized.

         6.2 EMPLOYMENT AGREEMENTS. Employment Agreements and Noncompetition Agreements substantially in the form attached hereto as Exhibit F executed by each Shareholder.

SECTION 7  INDEMNIFICATION AND RELATED MATTERS.

         7.1 INDEMNIFICATION BY ARS AND THE SHAREHOLDERS. Subject to the limitations set forth in this Section 7 and elsewhere in this Agreement, the Shareholders shall, jointly and severally, indemnify SVI against any Damages that SVI actually incurs as a result of any breach by ARS or the Shareholders of any representation, warranty or covenant of ARS or the Shareholders as set forth in Sections 2 or 3 of the Agreement. The representations, warranties or covenants of ARS and the Shareholders shall not be limited or otherwise affected by, or as a result of, any information furnished to, or any investigation made by or Knowledge of (except as specifically provided in the ARS Disclosure Schedule), any of the Parties or any of their Representatives.

         7.2 INDEMNIFICATION BY SVI. Subject to the limitations set forth in this Section 7 and elsewhere in this Agreement, SVI or the Merger Sub shall indemnify the Shareholders against any Damages that the Shareholders actually incur as a result of any breach by SVI or the Merger Sub of any representation, warranty or covenant of SVI as set forth in Section 4. The representations, warranties or covenants of SVI shall not be limited or otherwise affected by, or as a result of, any information furnished to, or any investigation made by or Knowledge of any of the Parties or any of their Representatives.

         7.3 EXPIRATION OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Except for
Section 2.5 and any intentional misrepresentation and/or intentional concealment of a material fact, all of the representations and warranties of ARS, the Shareholders and SVI set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect, at 10:00 a.m. (California time) on the third anniversary of the Closing Date, and all liability of ARS, the Shareholders and SVI with respect to such representations and warranties shall thereupon be extinguished; PROVIDED, HOWEVER, that if, prior to such third anniversary, SVI on the one hand or the Shareholders on the other hand shall have duly delivered a Claim Notice to the other Parties in conformity with all of the applicable procedures set forth in this Section 7, then the specific indemnification claim set forth in such Claim Notice shall survive such third anniversary (and shall not be extinguished thereby).

         7.4 THRESHOLD AMOUNT.

             (a) Without limiting the effect of any of the other limitations set forth herein, the Shareholders shall not be required to make any indemnification payment hereunder with respect to any breach of any of their representations, warranties or covenants except to the extent that the cumulative amount of the Damages actually incurred by SVI as a direct result of all such breaches of such representations, warranties or covenants actually exceeds the Threshold Amount; provided, however, that once the Threshold Amount is exceeded, SVI shall be entitled to recover the full amount of all Damages from the Shareholders subject to the limitations set forth in Section 7.5 below. The "Threshold Amount" shall be $20,000.

             (b) Without limiting the effect of any of the other limitations set forth herein, SVI shall not be required to make any indemnification payment hereunder with respect to any breach of any of their representations, warranties or covenants except to the extent that the cumulative amount of the Damages actually incurred by the Shareholders as a direct result of all such breaches of such representations, warranties or covenants actually exceeds the Threshold Amount; provided, however, that once the Threshold Amount is exceeded, the Shareholders shall be entitled to recover the full amount of all Damages from SVI subject to the limitations set forth in Section 7.5 below. The "Threshold Amount" shall be $20,000.

         7.5 MAXIMUM LIABILITY OF THE SHAREHOLDERS. Except for breaches arising as a result of intentional misrepresentation and/or intentional concealment of a material fact, the total amount of the payments that the Shareholders can be required to make under or in connection with this Agreement (including all indemnification payments required to be made to SVI and all amounts payable to any counsel retained by SVI in accordance with Section 7.7) shall be limited in the aggregate to a maximum of $2,000,000 plus the value of the Consideration Shares and any Additional Amount paid to the Shareholders under this Agreement. The value of the Consideration Shares and Additional Shares for the purpose of this Section 7.5 shall be the average price of SVI Shares for the 30-day period immediately preceding the date of final determination of liability for such breach.

         7.6 NO CONTRIBUTION. The Shareholders acknowledge and agree that they shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against ARS in connection with (a) any indemnification obligation or any other liability to which the Shareholders or ARS may become subject under or in connection with this Agreement or (b) any certificate delivered by ARS in connection with this Agreement.

             (a) NO IMPLIED REPRESENTATIONS. SVI and the Shareholders acknowledge that, except as expressly provided in Sections 2, 3 and 4, neither party hereto, and none of the Representatives of either party hereto, has made or is making any representations or warranties whatsoever, implied or otherwise.

         7.7 DEFENSE OF THIRD PARTY ACTIONS. If either party hereto (the "Indemnitee") receives notice or otherwise obtains Knowledge of any Legal Proceeding or any threatened Legal Proceeding that may give rise to an indemnification claim against the other party hereto (the "Indemnifying Party"), then the Indemnitee shall promptly deliver to the Indemnifying Party a written notice describing such Legal Proceeding in reasonable detail; PROVIDED, HOWEVER, that for the sole purpose of determining whether a Legal Proceeding or threatened Legal Proceeding may give rise to an indemnification claim against the Shareholders within the meaning of this sentence, the limitation set forth in Section 7.4 shall not be taken into account. The timely delivery of such written notice by the Indemnitee to the Indemnifying Party shall not be a condition precedent to any liability on the part of the Indemnifying Party under this Section 7 with respect to such Legal Proceeding, except to the extent the Indemnifying Party is actually prejudiced. With the consent of the Indemnitee, which will not be unreasonably withheld, the Indemnifying Party shall have the right, at its option, to assume the defense of any such Legal Proceeding with its own counsel. If the Indemnifying Party assumes the defense of any such Legal Proceeding, then:

             (a) notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys' fees or other expenses incurred on behalf of the Indemnitee in connection with such Legal Proceeding following the Indemnifying Party's election to assume the defense of such Legal Proceeding;

             (b) the Indemnitee shall make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee's Representatives and that the Indemnifying Party considers reasonably necessary or desirable for the defense of such Legal Proceeding;

             (c) the Indemnitee shall execute such documents and take such other actions as the Indemnifying Party may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Legal Proceeding;

             (d) the Indemnitee shall otherwise cooperate as reasonably requested by the Indemnifying Party in the defense of such Legal Proceeding;

             (e) the Indemnitee shall not admit any liability with respect to such Legal Proceeding; and

             (f) the Indemnifying Party shall not settle, adjust or compromise such Legal Proceeding without the prior written consent of the Indemnitee, such consent not to be unreasonably withheld.

If the Indemnifying Party does not assume the defense of such Legal Proceeding, then the Indemnitee shall proceed diligently to defend such Legal Proceeding with the assistance of counsel reasonably satisfactory to the Indemnifying Party; PROVIDED, HOWEVER, that the Indemnitee shall not settle, adjust or compromise such Legal Proceeding, or admit any liability with respect to such Legal Proceeding, without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld.

         7.8 SUBROGATION. To the extent that either party hereto (the "Indemnitor") makes or is required to make any indemnification payment to the other party hereto (the "Indemnified Party"), the Indemnitor shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Party or any of the Indemnified Party's Representatives may have against any other Person with respect to any Damages, circumstances or Legal Proceeding to which such indemnification payment is directly or indirectly related. The Indemnified Party shall permit the Indemnitor to use the name of the Indemnified Party and the names of the Indemnified Party's Representatives in any transaction or in any proceeding or other Legal Proceeding involving any of such rights or remedies; and the Indemnified Party shall take such actions as the Indemnitor may reasonably request for the purpose of enabling the Indemnitor to perfect or exercise the Indemnitor's right of subrogation hereunder.

SECTION 8  TERMINATION OF AGREEMENTS.

         8.1 STOCK OWNERSHIP AGREEMENT. Effective upon the Closing, any Shareholders, Buy-Sell or similar agreement subsisting among ARS and the Shareholders shall be deemed terminated and of no further force and effect.

         8.2 TERMINATION OF EMPLOYMENT AGREEMENTS.

             (a) Effective upon the Closing any employment agreement subsisting between ARS and any Shareholder shall be terminated and of no further force and effect.

             (b) Each Shareholder fully and forever releases and discharges ARS, SVI and Merger Sub, their agents, employees, officers, directors, attorneys and assigns from any and all claims, demands, damages, liabilities and obligations, whether known or unknown, in any way relating to the employment agreements that were terminated in accordance with Section 8.2(a) above.

             (c) Each Shareholder expressly waives all rights under Section 1542 of the California Civil Code with regard to the release set forth in Section 8.2(b) above, which provides:

                  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if know by him, must have materially affected his settlement with the debtor.

SECTION 9  COVENANTS FOLLOWING CLOSING.

         9.1 KEY MAN LIFE INSURANCE. Each Shareholder shall make himself reasonably available and shall cooperate with SVI to permit SVI to obtain key-man insurance on his life for the benefit of SVI.

         9.2 OPERATION AND MANAGEMENT OF SURVIVING CORPORATION. From and after the Closing Date and until the earlier of: (a) a final determination and adjustment with respect to the Adjustment Amount has been made and/or paid, or
(b) March 31, 1999 (the "Adjustment Date"), the day to day management and conduct of the business of the Surviving Corporation shall be as set forth in Sections 9.3, 9.4 and 9.5 below. Sections 9.3, 9.4 and 9.5 shall be of no further force or effect after the Adjustment Date.

         9.3 CORPORATE GOVERNANCE.

             (a) BOARD OF DIRECTORS. SVI and the Shareholders hereby agree that:

                     (i) The Board of Directors shall consist solely of five (5) directors, two of whom shall be Larry Lahodny and Sam Pickard.

                     (ii) Members of the Board of Directors shall serve until the Adjustment Date.

         9.4 CONDUCT OF BUSINESS.

             (a) GENERAL. SVI and the Shareholders confirm that it is their intention that the day to day business of the Surviving Corporation will continue to be directed by its Board of Directors and conducted in generally the same manner as ARS has historically been operated until the Adjustment Date.

             (b) SURVIVING CORPORATION'S MANAGEMENT AND EMPLOYEES. The Shareholders and SVI desire that, after the closing of the transaction contemplated by the Agreement and until the Adjustment Date, the day to day management of the Surviving Corporation shall continue to be managed by Sam Pickard and Larry Lahodny, subject to the discretion of the Board of Directors. Accordingly, SVI grants to Sam Pickard and Larry Lahodny the discretionary authority, subject to the supervision and oversight by the Board of Directors of the Surviving Corporation as required (to allow the Board to discharge its fiduciary duties to the Shareholders of SVI), to hire, promote, terminate, relocate, and demote the employees of the Surviving Corporation as well as to define the positions and responsibilities of all such employees (an "Employment Decision"); provided however, that all matters concerning the compensation, discipline and/or termination of any employee by the Surviving Corporation will be referred to the Human Resources Department before the Surviving Corporation takes any action thereon.

             (c) CORPORATE ACTION. Until the Adjustment Date the approval (which shall not be unreasonably withheld) of Sam Pickard and Larry Lahodny shall be required for the following actions:

                     (i) The hiring of all senior executive officers of the Surviving Corporation and any employee of the Surviving Corporation earning in excess of [$100,000] per year;

                     (ii) All employment agreements and all compensation programs for officers and key employees;

                     (iii) Annual business plans, budgets and financial plans of the Surviving Corporation; and

                     (iv) All real estate leases.

         9.5 CONSENTS FOR CERTAIN CORPORATE ACTIONS. From the Closing Date hereof to the date referred to in Section 9.2 above, the Surviving Corporation shall not take, nor agree to take, nor shall SVI cause the Surviving Corporation to take any of the following actions, without the unanimous consent which shall not be unreasonably withheld of Pickard and Lahodny if such action which taken by itself, or as to its impact on the whole, could reasonably be viewed as negatively affecting the ability of the Surviving Corporation to achieve positive Post-Closing Profits or Run Time Fees and thereby prevent payment of the Additional Consideration in accordance with Section 1.14 above:

             (a) Any merger or consolidation involving the Surviving
Corporation;

             (b) Any sale, lease, exchange, transfer or other disposition, directly or indirectly, in a single transaction or series of related transactions, of all or substantially all, or a material part, of the assets of, or of any shares of the capital stock of, the Surviving Corporation;

             (c) The dissolution of the Surviving Corporation; the adoption of a plan of liquidation of the Surviving Corporation; any action by the Surviving Corporation to commence any suit, case, proceeding or other action (i) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or making a general assignment for the benefit of its creditors;

             (d) The redemption, repurchase or other offer to purchase made by the Surviving Corporation for any equity securities of the Surviving Corporation;

             (e) The payment of any dividends on any stock of any class of the Surviving Corporation;

             (f) The making of any material investment in any entity which reasonably could be viewed as has the effect of negatively affecting the ability of the Surviving Corporation to achieve Post-Closing Profits and/or Run Time Fees or preventing payment of the Additional Consideration in accordance with
Section 1.14 above;

             (g) The increasing of the compensation paid to the officers of the Surviving Corporation by more than a reasonable amount in any fiscal year;

             (h) Any change in the fundamental business purpose or business organization of the Surviving Corporation.

SECTION 10  MISCELLANEOUS.

         10.1 GOVERNING LAWS. It is the intention of the Parties that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the Parties.

         10.2 BINDING UPON SUCCESSORS AND ASSIGNS. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, Representatives, administrators and assigns of the Parties. Neither ARS nor any Shareholder shall assign this Agreement to any person or entity (including by operation of law) without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

         10.3 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to effect reasonably the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

         10.4 ENTIRE AGREEMENT. This Agreement, the exhibits hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Parties with respect hereto and thereto.

         10.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as signatories.

         10.6 EXPENSES. Except as provided to the contrary herein, each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement and the exhibits hereto. No other legal, accounting, investment banking, broker's and finder's fees incurred by ARS or the Shareholders in connection with the transactions contemplated by this Agreement shall be borne or assumed by SVI except as incurred under Section 1.12.

         10.7 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of a default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

         10.8 SURVIVAL OF AGREEMENTS. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement for the applicable time period set forth in this Agreement and the consummation of the transactions contemplated hereby notwithstanding any investigation of the Parties.

         10.9 NO WAIVER. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

         10.10 ATTORNEYS' FEES. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys' fees.

         10.11 NOTICES. Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally,
(b) sent by confirmed telecopy, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 10.11.

                                   Applied Retail Solutions, Inc.
                                   12707 High Bluff Drive, #335
                                   San Diego, CA 92130
                                   Attn: Larry K. Lahodny
                                   Facsimile:  (619) 481-1710

                                   Larry K. Lahodny
                                   Applied Retail Solutions, Inc.
                                   12707 High Bluff Drive, #335
                                   San Diego, CA 92130
                                   Facsimile:  (619) 481-1710

                                   Sam Pickard
                                   Applied Retail Solutions, Inc.
                                   12707 High Bluff Drive, #335
                                   San Diego, CA 92130
                                   Facsimile: (619) 481-1710

         With copy to:             Pillsbury, Madison & Sutro, LLP
                                   101 West Broadway, Ste. 1800
                                   San Diego, CA 92101
                                   Attn: K. Michael Garrett, Esq.
                                   Facsimile: (619) 236-1995

                                   SVI Holdings, Inc.
                                   7979 Ivanhoe Avenue, Ste. 500
                                   La Jolla, California 92037
                                   Facsimile:  (619) 551-5067

         With copy to:             Solomon Ward Seidenwurm & Smith, LLP
                                   401 B Street, Suite 1200
                                   San Diego, California  92101
                                   Attn: Norman L. Smith, Esq.
                                   Facsimile:  (619) 231-4755

Such notice will be treated as having been received upon actual receipt.

         10.12 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective Parties and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

         10.13 NO JOINT VENTURE. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the Parties. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section 10.13.

         10.14 PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

         10.15 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to evidence and reflect better the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

         10.16 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement including Section 10.6 are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity, and, except as specifically provided otherwise herein, all provisions hereof shall be personal solely between the Parties.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

SVI HOLDINGS, INC.                         APPLIED RETAIL SOLUTIONS, INC.
a Nevada corporation                       a California corporation

By:_____________________________           By:___________________________

Name:___________________________           Name:_________________________

Its:____________________________           Its:__________________________

APPLIED RETAIL SOLUTIONS, INC.             SHAREHOLDERS:
a Delaware corporation

By:_____________________________               __________________________
                                               Sam Pickard
Name:___________________________

Its:____________________________               __________________________
                                               Larry Lahodny

                                    EXHIBIT A
                               CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

ACT.  "Act" means the Securities Act of 1933, as amended.

AFFILIATE. "Affiliate" shall have the meaning set forth in the rules and regulations promulgated by the Securities and Exchange Commission pursuant to the Securities Act.

SVI SEC REPORTS. "SVI SEC Reports" shall have the meaning set forth in Section 4.5.

CALIFORNIA LAW. "California Law" shall have the meaning set forth in Section
1.1.

CERTIFICATES. "Certificates" shall have the meaning set forth in Section 1.9.

CERTIFICATE OF MERGER. "Certificate of Merger" shall have the meaning set forth in Section 1.2.

CODE. "Code" means the federal Internal Revenue Code of 1986, as amended.

CLOSING AND CLOSING DATE. "Closing" and "Closing Date" shall have the meanings set forth in Section 1.1.

DAMAGES. "Damages" shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys' fees), charge, interest, costs (including reasonable costs of investigation) or reasonable related third party expenses.

ARS FINANCIAL STATEMENTS. "ARS Financial Statements" shall have the meaning set forth in Section 2.4(a).

ARS INTERIM FINANCIALS. "ARS Interim Financials" shall have the meaning set forth in Section 2.4.

ARS PRODUCTS. "ARS Products" shall mean all versions and implementations of any product which has been or is being marketed by ARS or is under development as of the Effective Date and the Closing, and all patents, patent applications, trade secrets, copyrights, trademarks, trade names and other proprietary rights related thereto.

PROPRIETARY ASSETS. "ARS Proprietary Rights" shall have the meaning set forth in
Section 2.10(a).

ARS SECURITIES. "ARS Securities" shall have the meaning set forth in Recital A.

EFFECTIVE DATE. "Effective Date" shall have the meaning set forth in Section
1.2.

ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

EXCHANGE ACT. "Exchange Act" shall have the meaning set forth in Section 4.6.

GOVERNMENTAL AUTHORIZATION. Governmental Authorization shall mean any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

INDEMNITEES. "Indemnitees" shall mean the following Persons: (a) SVI or the Shareholders, as the case may be; (b) SVI's current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors of the Persons referred to in clauses "(a)" and "(b)" and "(c)" above.

KNOWLEDGE. The terms "knowledge" and "known" when not capitalized shall be construed, except as specifically otherwise provided, to qualify the matter referred to as being to the actual knowledge after reasonably diligent inquiry of the executive officers of the party making the statement or representation, including information that a person in a similar situation reasonably should have known.

LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Body or any arbitrator or arbitration panel.

LEGAL REQUIREMENT. Legal Requirement shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

MATERIAL. The term "material" when not capitalized and used with respect to any subsection or subsections of Section 2 or Section 3 hereof shall be construed, except as specifically otherwise provided, to qualify the matter or matters referred to as having a value in excess of Twenty Dollars ($20,000). For example, a "material breach" would be a breach resulting in Damages exceeding Twenty Thousand Dollars ($20,000).

MATERIAL ADVERSE CHANGE. "Material Adverse Change" shall mean a change which would have a Material Adverse Effect.

MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on ARS or SVI, as applicable, if such violation or other matter would be material in impact or amount to ARS' or SVI's, as applicable, business, intellectual property rights or condition, or, taken as a whole, its assets, liabilities, operations, or financial performance. The definition of "material" for purposes of this definition shall be construed as having a value in excess of Fifty Thousand Dollars ($50,000).

MATERIAL CONTRACT. "Material Contract" shall have the meaning set forth in
Section 2.13(d).

MERGER. "Merger" shall have the meaning set forth in Section 1.2.

MERGER CONSIDERATION. "Merger Consideration" shall have the meaning as set forth in Section 1.8.

ORDER. "Order" shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

PERSON. "Person" shall mean any individual, Entity or Governmental Body.

PROCEEDING. "Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

PROPRIETARY ASSET. "Proprietary Asset" shall mean: (a) any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; and (b) any right to use or exploit any of the foregoing.

REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants and other professional advisors.

SCHEDULE. "Schedule" shall have the meaning set forth in Section 1.7.

SEC. "SEC" shall have the meaning set forth in Section 4.5.

SHAREHOLDERS. "Shareholders" shall mean Sam Pickard and Larry Lahodny.

THREATENED. "Threatened" shall mean a claim, proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent person to conclude that such a claim, proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

TRANSACTION DOCUMENTS. "Transaction Documents" shall mean this Agreement (including the ARS Disclosure Schedule delivered pursuant to Section 2 hereof) and the documents or agreements required to be delivered hereunder including the Merger Agreement, the Noncompetition Agreements and the Employment Agreements to be executed by the Shareholders.


                                    EXHIBIT D

                            SCHEDULE OF SHAREHOLDERS


                                                                      MERGER CONSIDERATION
                                                                             Shares:
                                                                             -------
Sam O. Pickard and Kathleen Louise McClellan - Pickard
Revocable trust of April 11, 1995                                             571,000

Larry Kent Lahodny, Janet Rhae Lahodny as trustees of the Lahodny
Family Trust dated August 24, 1998                                            429,000
August 24, 1998
                                                                          Cash Payment:
                                                                          -------------

Sam Pickard                                                              $1,100,593.00

Larry Lahodny                                                            $  825,412.00

(Held for employee option payout)                                        $   73,995.00


                                       5